EX-10.(i)

Plan and Agreement of Reorganization
By Exchange By TRAVELER'S INFOCENTER, INC.
A Delaware Corporation
Of its voting stock for Stock in and of
GREEN DOLPHIN SYSTEMS CORPORATION,
a Nevada Corporation

     Traveler's Infocenter, Inc., a Delaware corporation whose name will be changed to Green Dolphin Systems Corporation pursuant hereto (hereinafter "Green Dolphin Public") and Green Dolphin Systems Corp., a Nevada corporation, (hereinafter sometimes called "Green Dolphin Private") and Nicholas Plessas, Thomas Rowen, Robert J. McDonald, William P. Kefalas, Dr. Adolf R. Hochstim, Maxwell LaBrooy, Antonia Tsoumaris, John Tsoumaris, Silver Bear Consulting Ltd., Joseph Maire, Barbara Gross, Shafik Damani, Zika Milanovich, James Kouvarakos, 862036 Ontario, Ltd., 978905 Ontario, Ltd., Shipwright Assets Ltd., Jerry Spanos and James N. Barber, they being the registered owners of 100% of the outstanding shares of Green Dolphin Private (hereafter "Stockholders") hereby agree as follows:

Article I
Plan Adopted
Section 1.01: Plan of Reorganization.
     A plan of reorganization of Green Dolphin Public and Green Dolphin Private is hereby adopted as follows:

a. Stockholders will sell and convey to Green Dolphin Public all of their right, title, and interest in and to One hundred percent (100%) of the issued and outstanding shares of Green Dolphin Private, pursuant to the terms and conditions hereinafter set forth.

b. In exchange for the shares transferred by Stockholders pursuant to this agreement, Green Dolphin Public will cause to be issued and delivered to Stockholders, pro rata to their respective interests in Green Dolphin Private, Eleven Million (11,000,000) common shares of Green Dolphin Public, of One Mil ($0.001) par value which will, on the date they are issued, constitute approximately ninety-five and fifty-four one-hundredths percent of the 11,513,060 common shares of Green Dolphin Public which will then be outstanding. The said common stock of Green Dolphin Public shall, when issued, be validly authorized and issued, fully paid and non-assessable.

c. It is agreed between the party that Green Dolphin Public will take such actions as may be required to amend its Articles of Incorporation to effect a one (1) share for ten (10) share reverse split of the 5,130,600 outstanding common shares thereof which are presently outstanding to 513,060 such shares without changing the par value thereof. It is specifically agreed that the 11,000,000 shares to be issued to stockholders of Green Dolphin Private under
Section 101(b) hereof will be post split common shares of the corporation and that the percentages of ownership set forth in Section 101(b) are computed giving effect to this reverse split of shares. Failure of Green Dolphin Public to effect the aforesaid reverse split of shares shall constitute a material breach of this agreement.
d. Green Dolphin Private hereby grants to Green Dolphin Public, which has heretofore been known as Traveler's Infocenter, Inc., the right to full use and enjoyment of the name Green Dolphin Systems Corporation, both in the States of Delaware and Nevada and elsewhere, and specifically agrees that notwithstanding the proprietary interest of Green Dolphin Private in that name as vested by the laws of Nevada, Articles of Amendment to the Articles of Incorporation of Traveler's Infocenter, Inc. may be filed with the Secretary of State of Delaware changing the name of that corporation to Green Dolphin Systems Corporation so that Green Dolphin Private may be held as a wholly-owned subsidiary of Traveler's Infocenter, Inc., which will also be known as Green Dolphin Systems Corporation.. For purposes of this agreement, Traveler's Infocenter, Inc. shall be designated "Green Dolphin Public."

Closing Date

Section 1.02:
Subject to the conditions set forth herein, the plan of reorganization shall be closed and consummated by the officers of Green Dolphin Public and Green Dolphin Private on or before February 15, 2000 subject only to approval by the stockholders of Green Dolphin Public (which shall occur on or before March 1, 2000) and execution and delivery of this Agreement by each of the Stockholders, at the offices of Green Dolphin Public in Toronto, Ontario, Canada. The date of such consummation is the "Closing Date" or "Closing" as referred to herein.

Article II
Covenants, Representations, and Warranties of Green Dolphin Public
Legal Status

Section 2.01:
Green Dolphin Public is a corporation duly organized, validly existing and in good standing under the laws of Nevada with lawful power to conduct all businesses in which it is engaged in all jurisdictions in which it is found.

Section 2.02:
Green Dolphin Public has an authorized capitalization of One Hundred
Million (100,000,000) common shares of One Mil ($0.001) par value. There are presently Five Million One-Hundred Thirty Thousand Six Hundred (5,130,600) shares thereof outstanding in the hands of sixty-two registered owners.
Green Green Dolphin Public warrants that there will immediately after the closing of this agreement, be not more than Sixteen Million, One Hundred Thirty Thousand, Six Hundred (16,130,600) of its common shares outstanding. There are no contract options, warrants, compensation plans or other documents requiring the issuance of further shares of Green Dolphin Public. There are no securities convertible into common stock of Green Dolphin Public.

Financial Condition

Section 2.03:
The consolidated pro forma financial statement of Green Dolphin Public which is attached hereto as Exhibit 1, fully and accurately includes and accurate statement of the financial condition of Green Dolphin Public at the date indicated.

Performance Not Violative of Any Instrument

Section 2.04:
The performance of Green Dolphin Public of its obligations under this agreement will not result in any breach of the terms of the conditions of, or constitute a default under, any agreement or instrument to which Green Dolphin Public is a party, or by the terms of which Green Dolphin
Public is bound.

Material Contracts

Section 2.05:
Green Dolphin Public is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay; or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union. Litigation

Section 2.06:
There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Green Green Dolphin Public in any court or regulatory agency, nor any orders, writs, or injunctions issued out of any such court or agency affecting Green Dolphin Public.

Taxes

Section 2.07:
Green Dolphin Public does not owe any state, federal, or local taxes and has filed all tax returns required to be filled by it excepting those related to accrued taxes for the current year, filings on which are not yet due.

Securities to be Issued
Section 2.08:
The shares of Green Dolphin Public to be issued pursuant to this agreement are of One Mil ($0.001) par value and will, upon approval by the stockholders of Green Dolphin Public, have equal voting rights as all other shares of Green Dolphin Public outstanding. Stockholders hereby acknowledge that the Green Dolphin Public shares to be issued to them hereunder will not, when issued, have been registered under either the Securities Act of 1933 or under the Securities Act of any state; but are being issued in reliance on the exemption from federal regulation provided by
Section 4(2) of the Securities Act of 1933 for transactions not involving any public offering and from state registration by applicable private offering or isolated transaction exemptions. In connection therewith, Stockholders acknowledge, warrant, and represent as follows: a. They have received and reviewed, as to Green Dolphin Public, the consolidated pro forma financial statements attached hereto as Exhibit 1 which have been represented to include an accurate presentation of the financial affairs of Green Dolphin Public as of their date.

b. Stockholders are persons of sufficient business experience to evaluate this transaction and are financially able to bear the risk of their investment in Green Dolphin Public common shares, including the fact that Green Dolphin Public is now, and has been an inactive publicly held "shell" corporation which has divested itself of all its business assets and active business operations, and which is not presently conducting any active business.

c. Stockholders are purchasing Green Dolphin Public's shares for their own account, for purposes of investment and not with a view to distribution, except as hereinafter noted.

d. Stockholders consent to the placement on each certificate representing their shares of Green Dolphin Public of a standard form investment legend stating that the shares are not registered under the Securities Act of 1993 and cannot be sold, hypothecated, or transferred without registration or under an appropriate exemption from registration. Stockholders acknowledge their familiarity with Securities and Exchange Commission Rule 144, that the shares to be issued to them pursuant hereto are "restricted securities" as defined by that Rule, and that the Green Dolphin Public shares which will be issued to them hereunder will be subject to the resale limitations imposed by that Rule. Stockholders further concede that Green Dolphin Public has not represented, directly or indirectly, that the exemption from registration provided by Section 4(1) of the Securities Act of 1933, or Rule 144, will ever be available to exempt resale of their Green Dolphin Public shares.

e. Stockholders hereby consent to the placement of "stop-transfer" instructions as to all shares issued to them hereunder and agree to procure consent to such instructions from any persons to whom they may transfer any of the shares issued to them pursuant hereto..

Article III
Access to Business Records of Green Dolphin Public Pending the Closing

Section 3.01:
Green Dolphin Public will afford Green Dolphin Private, the Stockholders or either of their accredited representatives, pending closing, full access during normal business hours to all properties, books, accounts, contracts, commitments, and records of every kind of Green Dolphin Public.

Section 3.02:
In addition, Green Dolphin Public will permit Green Dolphin Private to make extracts or copies of all such documents and to supply such additional information or material as may be reasonably necessary to fully inform Green Dolphin Private and the Stockholders of the condition of Green Dolphin Public. All such information shall be held in confidence.


Article IV
Covenants, Representations, and Warranties of Green Dolphin Private
Legal Status
Section 4.01:
Green Dolphin Private is a corporation duly organized existing, and in good standing under the state of Delaware, with legal authority to enter into this transaction.

Corporate Approval
Section 4.02:
Green Dolphin Private warrants that it has taken all corporate actions and duly adopted all resolutions required by its charters and by-laws to permit its officers to enter into this transaction as its authorized agents.

Material Contracts
Section 4.03:
Except as shall have been disclosed to Green Dolphin Public in writing prior to the closing, Green Dolphin Private is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay; or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union.

Litigation
Section 4.05:
There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Green Dolphin Private in any court or regulatory agency which would bar or infringe the conveyances contemplated hereby or the value of the Green Dolphin Shares conveyed hereunder.

Taxes
Section 4.06:
Green Dolphin Private does not owe any state, federal, or local taxes, and has filed all tax returns required to be filed by it.

Article V
Conduct of Business of Green Dolphin Private Pending the Closing

Section 5.01:
Green Dolphin Private shall be entitled to conduct its regular and ordinary business pending the closing.

Miscellaneous

Section 6.01:     Notices.
Any notice or other communications required hereby shall be deemed delivered when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, return receipt requested, addressed to the respective corporate and individual parties hereto as set forth on Exhibit 2 hereto.

Section 6.02:     Entire Agreement Counterparts.
This instrument and the exhibits and schedules hereto contain the entire agreement of the parties. It may be executed in any number of counterparts, each of which shall be deemed original, but such counterparts together constitute only one and the same instrument.

Section 6.03:     Controlling Law.
The validity, interpretation of terms and performance of this agreement shall be governed by and constructed under the laws of Nevada.

WHEREFORE, we have set our hands hereto this Plan and Agreement of Exchange on this 22nd day of February, 2000.

          TRAVELER'S INFOCENTER, INC.
     (Green Dolphin Public)



     By: /s/ Nicholas Plessas
           Nicholas Plessas, President
Attest:

/s/ Thomas J. Rowen
Secretary

     GREEN DOLPHIN SYSTEMS CORP.
         (Green Dolphin Private)
     By: /s/ Nicholas Plessas
           Nicholas Plessas, President

Attest:

/s/ Thomas J. Rowen
Secretary

STOCKHOLDERS NUMBER OF SHARES
/s/ Nicholas Plessas  5,700,000
Nicholas Plessas

/s/ Thomas Rowen  2,000,000
Thomas Rowen

/s/ 862036  Ontario Ltd. 1,000,000
862036 Ontario Ltd.

/s/ 978905 Ontario Ltd. 1,000,000
978905 Ontario Ltd.

/s/    Robert J. McDonald 150,000
Robert J. McDonald

/s/  William P. Kefalas  150,000
William P. Kefalas

/s/  Dr. Adolf R. Hochstim     100,000
Dr. Adolf R. Hochstim

/s/   Maxwell LaBrooy  300,000
Maxwell LaBrooy

/s/     Andina Tsoumaris

/s/   John Tsoumaris  100,000
John Tsoumaris

/s/   Silver Bear Consulting Ltd.    75,000
Silver Bear Consulting Ltd.
/s/    Joseph Maire   25,000
Joseph Maire

/s/    Barbara Gross   20,000
Barbara Gross

/s/ Jerry Spanos       50,000
Jerry Spanos

/s/    Shafik Damani   25,000
Shafik Damani

/s/    Zika Milanovich   25,000
Zika Milanovich

/s/     James Kouvarakos  50,000
James Kouvarakos

/s/   James N. Barber                30,000
James N. Barber

/s/    Shipwright Assets Ltd. 100,000
Shipwright Assets Ltd.